Nevada, Iowa ----- April 23, 2014 Lincolnway Energy, LLC (“ Lincolnway ”) announced its unaudited financial results for the three months ended March 31, 2014.

Results for the Second Quarter of Fiscal Year 2014

Net Income -	$4,274,431
Gross Profit -	$5,050,374
EBITDA -	$6,092,352

Lincolnway reported net income of $4.3 million, or $101.65 per unit, for the three months ended March 31, 2014, compared to a net loss of $(1.8) million, or $(43.19) per unit, for the three months ended March 31, 2013.

Gross profit for the three months ended March 31, 2014 was $5.1 million, compared to a Gross profit (loss) of $(1.0) million for the three months ended March 31, 2013.

EBITDA, which is defined as earnings before interest, income taxes, depreciation, and amortization was $6.1 million for the three months ended March 31, 2014, compared to $0.1 million for the three months ended March 31, 2013.

Eric Hakmiller, Lincolnway's President and CEO stated, “this quarter Lincolnway Energy saw significant margin expansion that allowed us to book some of the best sales margins we have seen in recent years. Operationally, we were able to produce with good yields and did a good job of managing our rail fleet in a very difficult rail environment. The combination of these factors led to an excellent result”.
During the second quarter of Fiscal Year 2014, Lincolnway produced 13.9 million gallons of ethanol. Hakmiller commented - "Our focus continues to be to produce gallons as efficiently as possible. The installation of the ICM Selective Milling Technology™ (SMT) process at the end of the quarter will further increase our ability to maximize yields and push profitability going forward.”

About Lincolnway Energy, LLC:

Lincolnway is located on approximately 160 acres in Nevada, Iowa, operating a 57.75 million gallon per year ethanol plant. Lincolnway began producing ethanol in May, 2006 and sells its ethanol, distiller's grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are identified by terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, Lincolnway has identified in its Annual Report on Form 10-K important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of Lincolnway, including, without limitation, the risk and nature of Lincolnway's business, and the effects of general economic conditions on Lincolnway. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Lincolnway further cautions that such factors are not exhaustive or exclusive. Lincolnway does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of Lincolnway.

Financial Results

LINCOLNWAY ENERGY, LLC Statements of Operations Unaudited
	Three Months Ended	Three Months Ended
	March 31, 2014	March 31, 2013
	(Unaudited)

Revenues (Notes 2 and 6)	$36,494,001	$47,474,370
Cost of goods sold	31,443,627	48,484,016
Gross profit (loss)	5,050,374	(1,009,646)

General and administrative expenses	776,590	783,544
Operating income (loss)	4,273,784	(1,793,190)

Other income (expense):
Interest income	2,660	1,040
Interest expense	(2,013)	(23,985)
	647	(22,945)

Net income (loss)	$4,274,431	$(1,816,135)

Weighted average units outstanding	42,049	42,049

Net income (loss) per unit - basic and diluted	$101.65	$(43.19)

EBITDA	$6,092,352	$135,193

Management uses EBITDA, a non-GAAP measure, to measure the Lincolnway’s financial performance and to internally manage its business. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, our computation of EBITDA may not be comparable with a similarly-titled measure of another company.

Statistical Information

	Three Months Ended
	March 31, 2014	March 31, 2013
	Quantity	Quantity
Statistical Information (unaudited)
Ethanol sold (gallons in thousands)	13,805	14,907
Dry Distiller's Grains sold (tons)	36,072	40,620
Corn Ground (bushels)	4,975,261	5,099,062

Summary Balance Sheets

	March 31, 2014	September 30, 2013
	(unaudited)
ASSETS
Cash and cash equivalents	$5,983,280	$1,936,800
Derivative financial instruments	82,115	431,476
Trade and other accounts receivable	5,981,703	5,300,204
Inventories	4,611,706	5,342,199
Prepaid expenses and other	306,220	325,880
Total current assets	$16,965,024	$13,336,559
Net property and equipment	31,286,605	30,865,651
Other assets	782,068	796,520
Total Assets	$49,033,697	$44,998,730

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$4,389,451	$3,867,553
Current maturities of notes payable	477,598	477,049
Total current liabilities	$4,867,049	$4,344,602
Total long term liabilities	1,941,900	2,435,004
Total members' equity	42,224,748	38,219,124
Total Liabilities and Members' Equity	$49,033,697	$44,998,730

Contact:
Neal Greenberg, Interim CFO
Lincolnway Energy, LLC
515.817.0160